Exhibit 10.4

Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended

MONSTER ENERGY
CANADIAN DISTRIBUTION AGREEMENT

This MONSTER ENERGY CANADIAN DISTRIBUTION AGREEMENT (the “Agreement”) is entered into as of October 3, 2008 (the “Effective Date”) between HANSEN BEVERAGE COMPANY, a Delaware corporation (“HBC”) with offices at 550 Monica Circle, Suite 201, Corona, California 92880, and COCA-COLA BOTTLING COMPANY, a Nova Scotia corporation (“Distributor”), with offices at 42 Overlea Boulevard, Toronto, Canada ON MH4 1B8.

1.             Recitals and Definitions.

a.             Distributor is a leading producer and distributor of beverages throughout Canada and has substantial experience in the distribution of beverages.  Distributor has developed and implemented successful marketing plans and/or systems for such distribution and which are substantially associated with the trademarks and trade name of The Coca-Cola Company (“KO”).  HBC wishes to appoint Distributor, as a distributor of Products (as defined below) as part of Distributor’s business operations and systems, with performance to commence as of January 1, 2009, or as soon as practicable after all necessary approvals are obtained by HBC and Distributor (the “Commencement Date”).

b.             When used herein the word “Products” means (a) those products identified in Exhibit A hereto with an “X” as well as all other shelf-stable, non-alcoholic, Energy Drinks (as defined below) in ready to drink form, that are packaged and/or marketed by HBC at any time after the Effective Date under the primary brand name “Monster” or any other primary brand name having “Monster” as a derivative or part of such name, and which may, but are not required, to contain the “ “ mark, and/or the “M” icon, that HBC distributes from time to time through its national network of full-service distributors such as, without limitation, the Anheuser-Busch Distributors, Miller/Coors distributors, and Coke/Pepsi/Dr. Pepper-7UP Bottlers and (b) such additional Energy Drinks, whether marketed under the Trademarks (as defined below) or otherwise, as HBC, Distributor and KO shall agree from time to time by executing an amended Exhibit A.  The Products shall include all sizes of SKUs including, without limitation, 3 oz., 8 oz., 15 oz., 16 oz., 16.9 oz., 23.5 oz., 24 oz. and 32 oz. SKUs. When used herein (i) the word “Territory” means the territory identified in Exhibit B hereto, (ii) the word “Distributor’s Accounts” means those accounts or classes of accounts identified in Exhibit C hereto other than those reserved for HBC as identified on Exhibit C, (iii) the word “Trademarks” means those names and marks identified on Exhibit D hereto, and (iv)  the words “Energy Drink/s” means any ***.  All Exhibits referred to in this Agreement shall be deemed to be incorporated into this Agreement.

c.             Coca-Cola Ltd, a corporation organized and existing under the laws of Canada, with principal offices at 3389 Steeles Avenue East, Suite 500, Toronto, Ontario, M2H 3S8 – Canada (“CCL”) is willing to provide the services set forth in Section 6.b of this Agreement, and Distributor wishes to appoint CCL to perform such services with respect to the Products as part of Distributor’s sale of Products in the Territory, with performance to commence as of the Commencement Date.

***   Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.             Appointment.

a.             With effect from the Commencement Date, HBC appoints Distributor, and Distributor accepts appointment, as a distributor of Products only to Distributor’s Accounts within the Territory.  Such appointment shall only be exclusive if and to the extent so designated on Exhibit C hereto.  Such appointment shall exclude any SKU/s deleted from distribution pursuant to Sections 13.b. or 13.f. below.  Unless otherwise agreed in writing by HBC, Distributor specifically covenants not to sell, market, distribute, assign or otherwise transfer (collectively, “Transfer”) in any manner any Products except to the Distributor’s Accounts which are set forth on Exhibit C, within the Territory.  Distributor shall be entitled to appoint sub-distributors within the Territory provided that the terms of such appointments shall not be inconsistent with the terms and conditions of this Agreement and shall be subject to HBC’s rights hereunder.  HBC acknowledges that Distributor intends to appoint certain sub-distributors with respect to certain specified portions of the Territory.  Distributor’s appointment of sub-distributors shall be to supplement and augment but not to replace or substitute, wholly or partially, any of Distributor’s obligations or any of Distributor’s resources, performance capabilities, and/or ability to fully perform all of Distributor’s obligations under this Agreement, including without limitation, as provided in Section 3 below, in the Territory.  Distributor will remain liable for the actions, omissions and performance of all of Distributor’s sub-distributors.

b.             Distributor hereby agrees not to Transfer any Products, either directly or indirectly, to any other persons and/or entities located outside the Territory nor to any persons and/or entities within the Territory for Transfer, or to persons or entities with regard to whom Distributor has knowledge or reasonable belief will distribute and/or sell the Products outside of the Territory, except that, subject to all of the terms and conditions of this Agreement, Distributor may Transfer Products to other bottlers or distributors designated by KO that are authorized in writing by HBC for Transfer into such bottler’s or distributor’s territory.

c.             Distributor acknowledges and agrees that it has no right to distribute any products of HBC other than the Products identified in Exhibit A hereto with an “X.”  Any sales by HBC to Distributor of any products of HBC that are not the Products identified in Exhibit A with an “X” and/or that are not listed on Exhibit A, and/or any products sold by HBC to Distributor and/or its sub-distributor(s) beyond the scope, term or after the termination of this Agreement, with or without cause, for any reason or no reason at all (i) shall not constitute, be construed as, or give rise to any express or implied distribution agreement, course of conduct or other relationship between HBC and Distributor, (ii) shall not confer upon Distributor or its sub-distributor(s) any rights of any nature whatsoever, including without limitation to purchase and/or Transfer or continue to purchase and/or Transfer any products, including Products, or use the Trademarks other than with respect to products sold and delivered by HBC to Distributor, and (iii) shall constitute a separate transaction for each shipment of products actually delivered by HBC to Distributor and/or sub-distributor(s), in HBC’s sole and absolute discretion, which HBC shall be entitled to exercise, vary, withdraw and/or cease, on a case by case basis, at any time in HBC’s sole and absolute discretion.  Distributor irrevocably waives, releases and discharges any claims, liabilities, actions and rights, in law or in equity, against HBC including without limitation for damages (including without limitation, consequential, special or punitive damages), compensation or severance payments or any other claims of whatsoever nature by Distributor arising from or in connection with the matters referred to in this Section 2.c. and/or any acts, omissions or conduct of HBC with regard to such matters.

d.             Distributor has agreed to acquire certain distribution rights held by prior HBC distributors (“Prior Distributor Rights”) for the Territory by paying an amount which Distributor and HBC have agreed shall be calculated in accordance with the formula set forth in Exhibit E hereto.  As soon as practicable after the Effective Date, HBC shall calculate the estimated amount payable by Distributor in accordance with the formula agreed to between Distributor and HBC as set forth in Exhibit E hereto, which shall be calculated based upon the estimated Sale Volume (as defined below) for the Territory for the period ended December

31, 2008 (the “Estimated Buy-Out Contribution”).  No later than fifteen (15) days prior to the Commencement Date, Distributor shall deliver to HBC an amount equal to the Estimated Buy-Out Contribution.  As soon as practicable after December 31, 2008, HBC shall determine the actual Sale Volume for the Territory for the period ended December 31, 2008 in order to calculate the final amount due by Distributor in accordance with the formula set forth in Exhibit E (the “Final Buy-Out Contribution”). Distributor shall be and remain obligated to pay to HBC any shortfall between the Final Buy-Out Contribution and the amount received by HBC for the Estimated Buy-Out Contribution and HBC shall pay to Distributor the amount by which the Estimated Buy-Out Contribution actually received by HBC exceeds the amount of the Final Buy-Out Contribution. The parties acknowledge and agree that in determining the Final Buy-Out Contribution it will be necessary for HBC to make allocations and estimates of the Sales Volumes of the Products based upon such information as may be made available to it by prior HBC distributor.  HBC agrees that in making any such allocations or estimates it shall be required to and shall act reasonably and in good faith. HBC shall provide to Distributor copies of the written records relied upon by HBC to reasonably allocate, estimate and determine the Final Buy-Out Contribution, for review by Distributor, and Distributor hereby agrees to maintain such information and records in strict confidence. The Final Buy-Out Contribution paid by Distributor to HBC shall be used by HBC to acquire or terminate the Prior Distributor Rights and any shortfall necessary to accomplish that goal shall be borne by HBC and any excess shall be paid to and/or retained by HBC.  “Sale Volume” means the aggregate number of cases of Products sold and to be sold by any prior distributors and to be sold by Distributor in the Territory or referenced portion thereof during the twelve (12) month period ended on a referenced date.  For the avoidance of doubt, HBC shall acquire or terminate the Prior Distributor Rights and bear the deficiency, if any, between the amount of the Final Buy-Out Contribution and the cost of acquiring or terminating the Prior Distributor Rights, whether or not the Final Buy-Out Contribution is sufficient.

e.             HBC may from time to time designate additional territory (“Additional Territory”), which HBC reasonably determines to be within such proximity to the Territory as to make incorporation of the Additional Territory desirable.  If HBC gives Distributor written notice of such designation of Additional Territory, Distributor shall use its commercially reasonable good faith efforts to add the Additional Territory by execution of an amendment of Exhibit B to this Agreement if Distributor has other distribution activities in the Additional Territory.

f.              The parties acknowledge that it is their current mutual intention that they will consider in due course entering into a written agreement on mutually acceptable terms to provide for the manufacture of certain Products in the Territory. This subsection 2.f shall not be enforceable against either party unless and until an enforceable agreement has been executed by both parties.

g.             With effect from the Commencement Date, Distributor appoints CCL, and CCL accepts appointment, as a provider of the services set forth in Section 6.b of this Agreement with respect to the Products only to Distributor’s Accounts within the Territory.

3.             Distributor’s Duties.  Distributor shall:

a.             Use commercially reasonable good faith efforts to aggressively promote, solicit and push vigorously the wide distribution and sale of the Products to Distributor’s Accounts in the Territory (except to accounts reserved for HBC pursuant to Exhibit C and those National Accounts (as defined below) that are serviced directly by HBC in accordance with Section 14).  Distributor shall allocate and devote thereto at least such resources and efforts as are proportional to the volume that Distributor’s sales of Products in the Territory represent to the volume of Distributor’s sales of the principal (Flagship) brand of Energy Drinks (including energy colas) of KO, Distributor and their respective affiliates from time to time in the Territory.  Without detracting from the foregoing, the resources and efforts that Distributor shall allocate and devote to the promotion, marketing and distribution of the Products shall in no event be less than the resources and efforts Distributor allocates and devotes to the promotion, marketing and distribution of all

Energy Drinks (including energy colas) of Distributor, KO, and their respective affiliates, unless to do so (with respect to Distributor’s obligations under this sentence) would not be commercially feasible based on the then-current sales volumes of the Products;

b.             Use commercially reasonable good faith efforts to develop new business opportunities for Products in Distributor’s Accounts in the Territory, and shall allocate and devote thereto at least such resources and efforts as are proportional to the volume that Distributor’s sales of Products in the Territory represent to the volume of Distributor’s sales of the principal (Flagship) brand of Energy Drinks (including energy colas) of KO, Distributor and their respective affiliates from time to time in the Territory.  Without detracting from the foregoing, the resources and efforts that Distributor shall allocate and devote to develop new business opportunities for Products at early sales presentations and during the new business development phase shall in no event be less than the resources and efforts Distributor allocates and devotes to develop new business opportunities for all Energy Drinks (including energy colas) of Distributor, KO, and their respective affiliates at early sales presentations and during the new business development phase;

c.             Use commercially reasonable good faith efforts to manage all Distributor sub-distributors throughout the Territory to gain system alignment to promote the sale and distribution of Products;

d.             Secure extensive in-store merchandising and optimal shelf positioning in Distributor’s Accounts in the Territory with respect to Products, except for those National Accounts serviced directly by HBC in accordance with Section 14 below;

e.             Perform complete and efficient distribution functions to and in Distributor’s Accounts throughout the Territory to the reasonable satisfaction of HBC;

f.              Fully implement the Annual Business Plan (as defined and to be agreed upon from time-to-time in accordance with Section 13.b. below), and use commercially reasonable good faith efforts to achieve and maintain all of the objectives set with respect thereto as contemplated in Section 13.b. below;

g.             Achieve and maintain the Performance Targets (as defined and determined each calendar year in accordance with Section 13.d. below);

h.             Permit HBC representatives to work sales routes with Distributor’s salesmen in the Territory, upon reasonable advance notice to Distributor;

i.              Achieve optimum warm and cold space, position, prominence, and visibility of the Products in all Distributor’s Accounts in the Territory, except for those National Accounts serviced directly by HBC in accordance with Section 14 below;

j.              Promote and maintain an efficient, viable and financially sound system of distribution for the Products in Distributor’s Accounts throughout the Territory, except for those National Accounts serviced directly by HBC in accordance with Section 14 below;

k.             Provide the resources necessary for the sale, delivery, marketing, promotion and servicing of the Products in Distributor’s Accounts within the Territory, except for those National Accounts serviced directly by HBC in accordance with Section 14 below;

l.              Achieve and maintain Minimum Distribution Levels for the Products in Distributor’s Accounts designated on Exhibit C as exclusive to Distributor as agreed upon or determined in accordance with Section 13.c. below from time to time;

m.            Satisfy its obligations specified in Sections 10 and 13 below;

n.             Provide such sales and marketing information as may be reasonably requested by HBC;

o.             Distributor shall comply with any laws and regulations of the Territory and be responsible for ensuring that all Product deliveries by it within the Territory comply with all health, safety, environmental and other standards, specifications and other requirements imposed by law, regulation or order in the Territory, and applicable to the Products;

p.             Assign such article numbers as may be utilized by Distributor from time to time for each Product and Product package to track sales information by its sales data collection system and its bottlers;

q.             Cause all of its promotional and marketing efforts and/or activities under this Agreement to be devoted solely to the Products.  Unless approved by HBC’s prior written consent, it shall be a violation of this subsection for (1) Products to be placed by Distributor in equipment branded with the trademark of another energy drink, but not if branded with another non-energy beverage trademark; (2) other energy drinks to be placed by Distributor in equipment branded for Products; (3) sales materials created by Distributor to include trademarks of Products and other energy drinks; (4) Distributor’s promotional pricing and/or promotional and/or marketing activities and/or promotional and/or marketing programs to apply to all or any Products in combination with all or any other energy products sold by Distributor.  It is not a violation of this subsection for Products to be ordered, sold, delivered, or merchandised by the same person or in the same vehicles; and

r.              Both parties will work together where possible in obtaining (at HBC’s expense) all import licenses and governmental approvals which may be necessary to permit the sale of Products in the Territory and which have not been obtained by HBC prior to the Effective Date, and provide reasonable assistance to each other for the renewal or amendment of any licenses or approvals which have been obtained as of the Effective Date.  Distributor shall also comply with all registration requirements in the Territory, and comply with any and all governmental laws, regulations, and orders which may be applicable to Distributor by reason of its execution of this Agreement, including any and all laws, regulations or orders which govern or affect the ordering, export, shipment, import, sale, delivery or redelivery of Products in the Territory.  Distributor shall also notify HBC of the existence and content of any provision of law which to Distributor’s knowledge conflicts with any provision of this Agreement at the time of its execution or thereafter.

4.             Prices.  The prices of Products shall be as set forth in HBC’s then current Canadian price list as the same may be changed from time to time by HBC upon  *** prior written notice to Distributor.

5.             Orders.  All purchase orders for Products shall be transmitted in writing or electronically, shall specify a reasonable date and time for delivery with a lead time of at least ten (10) days and shall be subject to acceptance by HBC in HBC’s reasonable discretion.  If HBC is unable to accept an order for any reason, then HBC will use commercially reasonable efforts to equitably allocate available Products to fill orders from its distributors and customers, including Distributor.  In the event of any conflict or inconsistency between the terms of this Agreement and any purchase order, the terms of this Agreement shall govern.  All such purchase orders shall be deemed acceptances of HBC’s offers to sell Products and shall limit acceptance by Distributor to the terms and conditions thereof.

*** Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.             Payment.

a.             Distributor shall promptly pay the prices of Products in full (without deduction or set off for any reason) no later than  *** from date of invoice unless HBC otherwise agrees in writing.  Distributor and HBC shall use a mutually agreeable method of electronic settlement of accounts that Distributor reasonably approves which may include ACH or Xign, Distributor’s current electronic invoice presentment system.  If Distributor is delinquent in payment upon presentation of invoice and remains delinquent for seven (7) days after written notice calling upon Distributor to pay, Distributor shall reimburse HBC for any costs and expenses incurred by HBC in collecting such delinquent amounts, including, without limitation, legal fees and costs including fees of collection agencies, and interest computed at the  *** percent  *** per month or part thereof from the due date(s) or the maximum legally permissible.

b.             CCL shall facilitate and coordinate HBC and Distributor’s entering into distribution arrangements, and after such arrangements have been entered into, to provide assistance with the collection and analyses of sales and marketing information concerning the Products, and provide other assistance.  In consideration thereof, Distributor agrees to pay to CCL a fee calculated in accordance with the formula set forth on attached Exhibit F (the “CCL Facilitation Fee”).  The CCL Facilitation Fee will be payable by Distributor to CCL in accordance with the terms of the applicable CCL invoice.  HBC shall have no responsibility or liability with respect to the collection or payment of the CCL Facilitation Fee.

7.             Title.  Title to the Products shall pass to Distributor upon delivery of the Products to Distributor.

8.             Forecasts and Delivery.

a.             Distributor shall provide HBC with  *** forecasts describing the volume of each SKU of Products that Distributor projects will be ordered during each  *** period during the Term (as defined below) of this Agreement.  Distributor shall submit each updated forecast monthly in a format reasonably acceptable to HBC no later than the first day of each month during the Term.

b.             Unless otherwise agreed in writing by the parties to this Agreement, the Products will be tendered by HBC for delivery to Distributor, including Distributor’s hubs in Canada as may be mutually agreed upon, in full truckload quantities of particular Product lines and extensions but without combining different Product lines in the same truckloads.  For the avoidance of doubt, Monster and its extensions and Java Monster and its extensions are different particular Product lines.  Subject to Distributor providing HBC forecasts in accordance with Section 8.a. above, HBC agrees to (i) use commercially reasonable good faith efforts to deliver Products to Distributor within  ***, in the case of Monster and Monster Reduced Carb Products sold in 24-pack/16 oz. cases, and within  *** in the case of all other Products, of HBC’s receipt of purchase orders for Products in compliance with Sections 5 and 8.a. above, and (ii) deliver Products to Distributor with at least  *** of shelf life remaining at the time of delivery.  Notwithstanding the foregoing, Distributor acknowledges that delivery dates set forth in purchase orders for Products accepted by HBC are merely approximate and that HBC shall have no liability for late deliveries, except only for fines, penalties and assessments imposed by Distributor’s customers and actually paid by Distributor which arise solely and directly as a result of HBC’s failure to comply with its obligations under this Section 8.

c.             HBC shall use commercially reasonable means to cause packing and packaging to comply with all applicable laws in the Territory.

9.             Trademarks.

a.             Distributor acknowledges HBC’s exclusive right, title, and interest in and to the Trademarks and trade names, whether or not registered, patents and patent applications (“Patents”), copyrights (“Copyrights”) and trade secrets and know-how (“Know-How”) which HBC may have at any time

***   Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

created, adopted, used, registered, or been issued in the United States of America or in any other location in connection with HBC’s business or the Products and Distributor shall not do, or cause or permit to be done, any acts or things contesting or in any way impairing or tending to impair any portion of HBC’s right, title, and interest in and to the Trademarks, trade names, Patents, Copyrights, and Know-How.

b.             Distributor shall not use any trademark, name, brand name, logo or other production designation or symbol in connection with Products other than the Trademarks.  Distributor acknowledges that it has no right or interest in the Trademarks (except as expressly permitted hereunder) and that any use by Distributor of the Trademarks will inure solely to HBC’s benefit.  Distributor may only use the Trademarks in strict accordance with HBC’s policies and instructions, and HBC reserves the right, from time to time and at any time, at its discretion, to modify such policies and instructions then in effect.

c.             Any proposed use by Distributor of the Trademarks (to the extent that it either has not been previously approved by HBC in writing or differs materially from a use previously approved by HBC in writing) shall be subject to the prior written consent of HBC, which HBC may withhold in its sole and absolute discretion.  Distributor shall submit to HBC in writing each different proposed use of the Trademarks in any medium.

d.             Distributor shall not at any time alter the Trademarks or the packaging of Products, use the Trademarks for any purpose other than the promotion, advertising and sale of Products hereunder, or challenge the validity, or do or refrain from doing any act which might result in impairment of the value, of the Trademarks.  Distributor shall not cause or permit its business name to include any of the Trademarks or its business to be operated in a manner which is substantially associated with any of the Trademarks.

e.             In advertising, promotions or in any other manner so as to identify Products, Distributor shall clearly indicate HBC’s ownership of the Trademarks.  Distributor further agrees that before distributing or publishing any sales literature, promotional or descriptive materials, HBC shall have the right, upon request, to inspect, edit and approve such materials which illustrate, describe or discuss the Products.  Distributor shall comply with any Trademark usage guidelines that HBC provides to it in writing.

f.              Upon the termination of this Agreement, Distributor shall cease and desist from any use of the Trademarks and any names, marks, logos or symbols similar thereto and the use of any Patents, Copyrights and Know-How.

g.             Distributor shall (i) notify HBC of any actual or suspected misuse or infringement of any Trademark, brand name, logo or other production designation or symbol in the Territory, (ii) at HBC’s expense and upon HBC’s request, assist in such legal proceedings as HBC will deem necessary for the safeguard of any Trademark, brand name, logo or other production designation or symbol in the Territory, and execute and deliver in accordance with HBC’s request such documents and instruments as may be necessary or appropriate in the conduct of such proceedings, and (iii) at HBC’s expense, assist HBC in the registration and/or renewal of registration of any Trademark, brand name, logo or other production designation or symbol in the Territory as HBC may determine to be necessary or desirable, and execute such documents and instruments as may be necessary to register or to apply for the registration (or registration renewal) of such Trademark, brand name, logo or other production designation or symbol.

10.           Promotion and Trade Marketing of Products.  Distributor shall be responsible for promotion and “trade” marketing of the Products to Distributor’s Accounts within the Territory.  Distributor shall aggressively distribute and encourage the utilization of merchandising aids and promotional materials in all Distributor’s Accounts throughout the Territory.  Without in any way detracting from the foregoing, Distributor shall reasonably participate in and diligently implement all “trade” marketing and promotional programs that are mutually agreed upon by HBC and Distributor from time to time.  Distributor acknowledges that (a) HBC has no obligation to market and promote the Products, and (b) HBC makes no, and hereby disclaims any, express or implied warranty, representation, or covenant relating to or in connection with HBC’s marketing and promotional activities including any Global Branding and Marketing activities (as defined in Section 13.a. below), including without limitation, as to the value, performance, extent, effectiveness, quantity, quality, success or results of any such activities or the lack thereof.  Except as expressly provided in Section 19 below, Distributor shall have no claim against HBC and its affiliates and hereby releases HBC and its affiliates from all and any claims by, and/or liability to, Distributor of any nature for its failure to market and promote, or adequately market and promote, the Products or arising from or relating to or in connection with any Global Branding and Marketing activities procured, provided or performed by HBC or HBC’s failure to procure, provide or perform such activities.

11.           Term.  Unless terminated by either party pursuant to the terms of this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall end on the twentieth (20th) anniversary of the Commencement Date or upon termination of the Hansen Beverage Company Distribution Agreement between HBC and Coca-Cola Enterprises Inc., whichever occurs first (the “Initial Term”).  After the Initial Term, this Agreement shall, subject to being terminated by either party pursuant to the terms of this Agreement, continue and remain in effect, unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to the end of the Initial Term or any subsequent anniversary of the Commencement Date, as the case may be (collectively, the “Term”).  A “Contract Year” means any calendar year during the Term and the period from the Commencement Date until the close of business on December 31st of the calendar year in which the Commencement Date falls.

12.           Termination.

a.             Termination for Cause.

(i)            Termination By Either Party.  Without prejudice to its other rights and remedies under this Agreement and those rights and remedies otherwise available in equity or at law, either party may terminate this Agreement on the occurrence of one or more of the following:

(A)          Breach.  The other party’s material breach of a provision of this Agreement and failure to cure such breach within thirty (30) days after receiving written notice describing such breach in reasonable detail from the non-breaching party; provided, however, if such breach is of a nature that it can not reasonably be cured within thirty (30) days, then the breaching party shall have an additional thirty (30) day period to cure such breach, providing it immediately commences, and thereafter diligently prosecutes, in good faith, its best efforts to cure such breach.  In the event that either HBC or Distributor exercises its right to terminate this Agreement in accordance with this Section 12.a.(i)(A), the breaching party shall be obligated to pay to the other party a severance payment (the “Breach Severance Payment”) in the amount calculated as follows:  the Distributor’s “average gross profit per case” (as defined below) multiplied by the number of cases of Products sold by the Distributor during the most recently completed twelve (12) month period ended on the last day of the month preceding the month in which this Agreement is terminated.  The Distributor’s “average gross profit per case” shall mean the Distributor’s actual selling price less (i) promotion allowances, discounts, free cases and allowance programs, and (ii) Distributor’s laid in cost of the Products. The computation of the Distributor’s “average gross profit per case” shall exclude the CCL Facilitation Fee; provided that if this Agreement is terminated by Distributor within three (3) years of the Effective Date as a result of HBC’s breach, the severance payment shall be equal to the Breach Severance Payment or the Final Buy-Out Contribution (as defined above), whichever is greater.

(B)           Insolvency.  The other party (a) makes any general arrangement or assignment for the benefit of creditors, (b) becomes bankrupt, insolvent or a “debtor” as defined in 11 U.S.C. § 101, or any successor statute (unless such petition is dismissed within sixty (60) days after its original filing), (c) has appointed a trustee or receiver to take possession of substantially all of such party’s assets or interest in this Agreement (unless possession is restored to such party within sixty (60) days after such taking), or

(d) has substantially all of such party’s assets or interest in this Agreement (unless such attachment, execution or judicial seizure is discharged within sixty (60) days after such attachment, execution or judicial seizure) attached, executed, or judicially seized.

(C)           Agreement.  Mutual written agreement of the parties.

(ii)           Termination by HBC.  HBC may terminate this Agreement at any time:

(A) Upon written notice, and such termination will be effective immediately upon Distributor’s receipt of such notice, if (x) Distributor sells, assigns, delegates or transfers any of its rights and obligations under this Agreement without having obtained HBC’s prior written consent thereto (which consent may be withheld in HBC’s sole discretion), other than as a result of a material change in the control of Distributor or sale by Distributor of all or substantially all of its assets approved as provided in clause (y) below of this Section 12.a.(ii)(A), except if such assignment, sale, delegation or transfer is to KO or (y) there is any material change in the control of Distributor or Distributor sells all or substantially all of its assets, without the prior written consent of HBC, which HBC shall not be entitled to unreasonably withhold, unless such control or assets are acquired by KO.

(B)           In the event that Distributor fails to achieve the Performance Targets (defined and determined from time to time in accordance with the provisions of Section 13.d. below) for any Contract Year, provided HBC has delivered to Distributor written notice of the failure to achieve a Performance Target and Distributor has failed to remedy the deficiency within ninety (90) days of Distributor’s receipt of such notice, as determined by the Reports (as defined in Section 13.d.(i)) for the most recent four (4) week period immediately preceding the expiration of such ninety (90) day notice period.

(C)           If all or any of the Concurrent Agreements (as defined below) are terminated by Distributor without cause or terminated by HBC or MEL, as the case may be, as a result of a breach by Distributor then HBC shall have the option to terminate this Agreement, which option may be exercised within one hundred twenty (120) days of the occurrence of such termination by written notice by HBC to Distributor.  Any such termination shall be effective upon Distributor’s receipt of HBC’s written notice of termination, and HBC shall not be liable to Distributor or otherwise obligated to pay to Distributor any severance payment or other amount by reason of such termination for compensation, reimbursement or damages of whatsoever nature including, for (i) loss of prospective compensation or earnings, (ii) goodwill or loss thereof, or (iii) expenditures, investments, leases or any type of commitment made in connection with the business of Distributor or in reliance on the existence of this Agreement. HBC’s right to terminate this Agreement under this Section 12.a.(ii)(C) shall be independent of any other rights or remedies of HBC under this Agreement.  The “Concurrent Agreements” mean (i) the Monster Energy International Distribution Agreement dated concurrently herewith between Tauranga Ltd., an Irish company (“MEL”) and Coca-Cola Enterprises Inc., a Delaware corporation (“CCE”), (ii) the Monster Energy Belgian Distribution Agreement dated concurrently herewith between MEL and CCE, and (iii) the Monster Energy Distribution Agreement dated concurrently herewith between HBC and CCE.

(iii)          Termination by Distributor. Distributor may terminate this Agreement at any time:

(A)          If HBC fails to deliver to Distributor at least  ***percent  *** of the aggregate volume of all Products ordered by Distributor in accordance with Sections 5 and 8 above over a continuous period of ninety (90) days after the initial due date/s for delivery in accordance with Section 8.b. above, provided Distributor has delivered to HBC written notice of such failure and HBC has failed to remedy such deficiency within thirty (30) days of HBC’s receipt of such notice; and

***   Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(B)           If all or any of the Concurrent Agreements are terminated by HBC or MEL, as the case may be, without cause or terminated by Distributor as a result of HBC’s or MEL’s breach, as the case may be, then Distributor shall have the option to terminate this Agreement, which option may be exercised within one hundred twenty (120) days of the occurrence of such termination by written notice by Distributor to HBC.  Any such termination shall be effective upon HBC’s receipt of Distributor’s written notice of termination, and Distributor shall not be liable to HBC or otherwise obligated to pay to HBC any severance payment or other amount by reason of such termination for compensation, reimbursement, or damages of whatsoever nature including, for (i) loss of prospective compensation or earnings, (ii) goodwill or loss thereof, or (iii) expenditures, investments, leases or any type of commitment made in connection with the business of HBC or in reliance on the existence of this Agreement.  Distributor’s right to terminate this Agreement under this Section 12.a.(iii)(B) shall be independent of any other rights or remedies of Distributor under this Agreement.

b.             Complete or Partial Termination By HBC Without Cause and Severance Payment.

(i)            HBC, or any successor to HBC, shall have the right at any time, upon sixty (60) days written notice (or such longer period as HBC may determine, in its sole discretion) to terminate, without cause or for no reason (A) this Agreement in its entirety (a “Complete Termination”), and/or (B) Distributor’s right to sell any one or more of the brands of Products identified in Exhibit A hereto, as amended from time to time (a “Partial Product Termination”).

(ii)           In the event of a Complete Termination or Partial Product Termination, HBC or its successor, as the case may be, shall pay to Distributor a severance payment calculated with respect to the Products which are the subject of the termination (the “Product Severance Payment”), calculated as follows: the Distributor’s “average gross profit per case” (as defined above) per Product line multiplied by the number of cases of such Products sold by Distributor during the most recently completed twelve (12) month period ending on the last day of the month preceding the month in which the Complete Termination, or Partial Product Termination, as the case may be, occurs.  The Product Severance Payment shall be paid by HBC to Distributor within thirty (30) days of the later of (A) the date of the applicable termination, and (B) HBC’s receipt of all information reasonably necessary to support computation of the Product Severance Payment, in a form and substance satisfactory to HBC.   The computation of the Distributor’s “average gross profit per case” shall exclude the CCL Facilitation Fee.

(iii)          Proviso.  If this Agreement is terminated prior to the third anniversary of the Commencement Date and if a Product Severance Payment is payable under Section 12.b.(ii) above, then the Product Severance Payment shall, subject to the last sentence of this Proviso, be no less than (A)  *** percent  *** of the “Final Buy-Out Contribution” (as defined above) if such termination occurs within six (6) months of the Commencement Date, (B) *** percent  *** of the Final Buy-Out Contribution if such termination occurs after six (6) months of the Commencement Date but prior to the first anniversary of the Commencement Date, (C) *** percent  *** of the Final Buy-Out Contribution if such termination occurs after the first anniversary of the Commencement Date, but prior to the second anniversary of the Commencement Date, and (D) the Final Buy-Out Contribution if such termination occurs after the second anniversary of the Commencement Date, but prior to the third anniversary of the Commencement Date.  If such termination occurs after the third anniversary of the Commencement Date, the provisions of this Proviso shall fall away and be of no further force and effect and any Product Severance Payment that may be payable by HBC or its successor to Distributor shall not be increased or adjusted in any way pursuant to the provisions of this Proviso.

For purposes of computing the Product Severance Payment under this Section 12.b.(iii), in the event of a Partial Product Termination, the Final Buy-Out Contribution shall be multiplied by a fraction, the numerator of which shall be the number of cases of Products terminated by such Partial Product Termination sold by Distributor during the twelve (12) month period ending on the last day of the month

***   Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

immediately preceding the month in which the Partial Product Termination occurs and the denominator of which shall be the total number of cases of Products sold by Distributor for the same period.

c.            Distributor Termination Without Cause and Severance Payment.

(i)          Distributor, or any successor to Distributor, shall have the right at any time to terminate this Agreement, without cause or for no reason, upon two (2) years written notice to HBC if such notice is given prior to the *** of the Commencement Date, or upon one (1) year’s written notice if such notice is given after the *** of the Commencement Date.

(ii)         If Distributor exercises its right to terminate this Agreement in accordance with Section 12.c.(i) above, Distributor shall pay to HBC a severance payment (the “Distributor Severance Payment”) in an amount equal to Distributor’s “average gross profit per case” (as defined above) multiplied by the number of cases of Products sold by the Distributor during the most recently completed twelve (12) month period ended on the last day of the month preceding the month in which this Agreement is terminated. The computation of the Distributor’s “average gross profit per case” shall exclude the CCL Facilitation Fee. If, such notice is given by Distributor and thereafter, prior to the  *** of the Commencement Date, this Agreement is otherwise terminated as a result of Distributor’s breach of this Agreement, including without limitation, arising from the elimination of substantially all of HBC’s benefits under this Agreement by Distributor or Distributor’s repudiation or abandonment of this Agreement (collectively, a “Termination Breach”), within the two (2) year notice period, then, without prejudice to any of HBC’s other rights and/or remedies, the Distributor Severance Payment shall be trebled.  If after the  *** of the Commencement Date but prior to the *** of the Commencement Date termination of this Agreement occurs due to a Termination Breach within the two (2) year notice period then, without prejudice to any of HBC’s other rights and/or remedies, the Distributor Severance Payment shall be doubled.  If, after the  *** of the Commencement Date termination of this Agreement occurs due to a Termination Breach within the one (1) year notice period, then, without prejudice to any of HBC’s other rights and/or remedies, the Distributor Severance Payment shall be  ***.

(iii)        At any time, and from time to time after Distributor gives HBC written notice of termination, and without prejudice to, or in any way detracting from, Distributor’s obligation to pay the Distributor Severance Payment, HBC may elect to exercise its right to terminate this Agreement wholly or partially with respect to any part of the Territory or one or more of the Products prior to the expiration of any notice period, in which event HBC shall not be liable to Distributor by reason of such termination for compensation, reimbursement, or damages of whatsoever nature including, for (1) loss of prospective compensation or earnings, (2) goodwill or loss thereof, or (3) expenditures, investments, leases or any type of commitment made in connection with the business of Distributor or in reliance on the existence of this Agreement.

d.             Sole Remedy.

(i)            The Breach Severance Payment and/or Product Severance Payment payable by HBC to Distributor pursuant to the provisions of Section 12.a.(i)(A) and/or Section 12.b.(ii) above respectively, if any, and HBC’s repurchase of Distributor’s inventory of Products and advertising materials pursuant to this Agreement, or Distributor’s right to sell such inventory if not so repurchased by HBC, shall constitute Distributor’s sole and exclusive remedy for the termination or non-renewal of this Agreement, including, without limitation, in the case of a breach and shall be in lieu of all other claims that Distributor may have against HBC as a result thereof.  Without in any way detracting from or limiting the provisions of Section 12.e.(iii) below and, in addition thereto, under no circumstances shall HBC be liable to Distributor by reason of the termination or non-renewal of this Agreement for compensation, reimbursement or damages of whatsoever nature including, without limitation, for (A) loss of prospective compensation or

*** Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

earnings, (B) goodwill or loss thereof, or (C) expenditures, investments, leases or any type of commitment made in connection with the business of Distributor or in reliance on the existence of this Agreement.

(ii)           The Breach Severance Payment and/or the Distributor Severance Payment payable by Distributor to HBC pursuant to the provisions of Section 12.a.(i)A. or Section 12.c.(ii) above respectively, if any, and HBC’s repurchase of Distributor’s inventory of Products and advertising materials pursuant to Section 12.e.(iv) below, or Distributor’s right to sell such inventory if not so repurchased by HBC, shall constitute HBC’s sole and exclusive remedy for the termination or non-renewal of this Agreement, including, without limitation, in the case of a  breach and shall be in lieu of all other claims that HBC may have against Distributor as a result thereof.  Without in any way detracting from or limiting the provisions of Section 12.e.(iii) below and, in addition thereto, under no circumstances shall Distributor be liable to HBC by reason of the termination or non-renewal of this Agreement for compensation, reimbursement or damages of whatsoever nature including, without limitation, for (A) loss of prospective compensation or earnings, (B) goodwill or loss thereof, or (C) expenditures, investments, leases or any type of commitment made in connection with the business of HBC or in reliance on the existence of this Agreement.

e.             Other Terms Pertaining to Termination.  In the event of the termination of this Agreement for any reason whatsoever (and whether such termination is due to the breach of any of the provisions of this Agreement by any party and/or itself is in breach of the Agreement or otherwise):

(i)            HBC shall have the right to cancel all of Distributor’s purchase orders for affected Products accepted but remaining unfilled as of the date of termination;

(ii)           all amounts payable by Distributor to HBC or by HBC to Distributor shall be accelerated and shall immediately become due unless such termination results from the other’s breach of this Agreement;

(iii)          except for the sole remedy provisions in Sections 12.d.(i) and (ii), neither party shall be liable to the other party in contract, tort or on any other theory of liability for any damage, loss, cost or expense (whether general, special, indirect, incidental, consequential or punitive) suffered, incurred or claimed by the other party as a result of or related to such breach and/or termination (even if the termination results from a breach and the breaching party has been advised of the possibility of such damages), including, without limitation, loss of anticipated profits or goodwill, loss of or damage to goodwill or business reputation or any loss of investments or payments made by either party in anticipation of performing under this Agreement; and

(iv)          HBC and Distributor shall each have the option, exercisable upon written notice to the other within thirty (30) days after the date of termination hereof, to cause HBC to repurchase all affected Products in Distributor’s inventory and current advertising materials (providing such Products and advertising materials are in saleable condition) at the prices paid or payable for such Products by Distributor (less any freight and insurance charges), F.O.B., Distributor’s premises.

(v)           Any Breach Severance Payment, Product Severance Payment and/or Distributor Severance Payment, and any applicable multiple, percentage or variation thereof (each, for purposes of this Section 12e(v), a “Severance Payment”) payable in accordance with this Agreement by either HBC or Distributor in the event of termination of this Agreement shall constitute reasonable liquidated damages and is not intended as a forfeiture or penalty.  HBC and Distributor agree that it would be impractical and extremely difficult to estimate the total detriment suffered by either party as a result of termination of this Agreement pursuant to this Section 12, and that under the circumstances existing as of the Effective Date, the applicable Severance Payment represents a reasonable estimate of the damages which either HBC or Distributor will incur as a result of such applicable termination.  Therefore, HBC and Distributor agree that a reasonable estimate of the total detriment that either party would suffer in the event of termination of this Agreement pursuant to this Section 12 is an amount equal to the applicable Severance Payment.  The foregoing provision shall not waive or affect either party’s indemnity obligations or the parties’ respective rights to enforce those indemnity obligations under this Agreement, or waive or affect either party’s obligations with respect to any other provision of this Agreement which by its terms survives the termination of this Agreement.

f.              Continued Supply of Products After Termination.  In the event HBC continues to supply Products to Distributor for any reason following the termination of this Agreement, Distributor acknowledges and agrees that any such action shall not constitute a waiver of HBC’s rights under this Agreement or a reinstatement, renewal or continuation of the term of this Agreement.  HBC and Distributor agree that if HBC continues to supply Products to Distributor following the termination of this Agreement, (i) Distributor shall be prohibited from selling or otherwise transferring Products except to Distributor’s Accounts within the Territory, (ii) Distributor shall promptly pay the prices of the Products in full (without deduction or set-off for any reason) in accordance with the payment terms set forth in HBC’s invoice, and (iii) HBC shall have the right, in its sole discretion, to discontinue supplying Products to Distributor at any time, without notice to Distributor.

g.             Distributor’s Obligations After Notice of Termination.

(i)            During any period after either party gives the other notice of termination of this Agreement and until actual termination of this Agreement, Distributor shall (A) continue to perform of all of Distributor’s obligations under this Agreement, including without limitation, all of Distributor’s obligations under Section 3 above, (B) not cause or permit the Products or the Trademarks to be prejudiced in any manner, (C) not eliminate, reduce or replace the listings, shelf space, positioning and/or other benefits enjoyed by the Products, and (D) generally cooperate with HBC in relation to the transition to any new distributor appointed by HBC for the Territory.

(ii)           For a period of thirty (30) days after termination of this Agreement for any reason, Distributor shall not tortiously interfere with any listings, shelf space, or positioning for the Products.

13.           Annual Business Plan; Minimum Distribution Levels; Promotion.

a.             During the Term, HBC shall have primary responsibility for the overall global branding and positioning of the Products, as well as brand and image marketing for the Products, in such form and manner and of such nature and to such extent as may be determined by HBC in its sole and absolute discretion from time to time (“Global Branding and Marketing”).  Distributor acknowledges and agrees that HBC makes no express or implied warranty, representation or covenant relating to or in connection with any Global Branding and Marketing activities, including without limitation, as to the value, performance, extent, effectiveness, quantity, quality, success or results of any such activities or the lack thereof.  Except as set forth in Section 19 below, Distributor shall not have any claim against HBC and its affiliates and hereby releases HBC and its affiliates from all and any claims by, and liability to, Distributor of any nature for its failure to market and promote, or adequately market and promote, the Products or arising from or relating to or in connection with any Global Branding and Marketing activities procured, provided or performed by HBC or HBC’s failure to procure, provide or perform such activities.

b.             Not less than sixty (60) days before the end of each Contract Year, HBC and Distributor shall mutually review the conditions of the marketplace, Distributor’s efforts to achieve sales and its results, including year over year performance, as well as a proposed annual sales, promotion, and trade marketing plan (“Annual Business Plan”) for the next Contract Year prepared by Distributor.  Such review shall include discussion on marketing efforts and proposed programs to be implemented to improve the distribution and/or sales velocity of the very lowest selling (measured by sales velocity) SKU/s of Products, if appropriate, and/or the possible deletion from distribution, if appropriate, of the very lowest selling

(measured by sales velocity) SKU/s of Products but in accordance with and subject to the provisions of Section 13.f. below.  Such Annual Business Plan shall cover such matters as may be appropriate including specific account placement performance objectives, merchandising goals, specific account and channel objectives for specified distribution channels, distribution goals, a sales and marketing spending plan and a strategy for maximizing sales and growth of market share.  Additionally, if the Territory has an ethnic market or concentration, the Annual Business Plan shall address such specific ethnic segments, including retail promotions, point-of-sale allocations and special events for ethnic segments.  The Annual Business Plan shall not detract from the provisions of Section 10 above.  Distributor shall fully implement such Annual Business Plan in the following Year.

c.             Not less than sixty (60) days before the end of the then-current Contract Year, HBC and Distributor shall mutually agree, in writing, on the minimum distribution levels to be achieved and maintained by Distributor for the Products throughout the next Contract Year (the “Minimum Distribution Levels”).  Should the parties have failed, for whatsoever reason, to mutually agree upon the Minimum Distribution Levels to be achieved and maintained by Distributor for the Products throughout the next Contract Year, the same shall be determined by reference to the process described in Section 13.d below.  The parties shall perform all of their respective obligations under this Section except that Distributor shall not be obligated to achieve and maintain the Minimum Distribution Levels until the expiration of the six (6) month period immediately following the Commencement Date of this Agreement.

d.             HBC and Distributor shall also agree to performance targets to be achieved and maintained by Distributor for the forthcoming calendar year of this Agreement (collectively, the “Performance Targets”).  The Performance Target for the 2008 calendar year will be to integrate Products into the Distributor distribution system and within a reasonable time to improve the distribution levels and quality thereof and extent of SKU’s in distribution in all Distributor’s Accounts within the Territory above existing levels at the commencement of this Agreement.  In years subsequent to 2008 Performance Targets shall consist of executional measures such as distribution levels, quality of distribution, extent of SKU’s in distribution, displays and shelf space and positioning on shelves and in coolers, as mutually agreed.  For the avoidance of doubt, neither Minimum Distribution Levels nor Performance Targets will include volume requirements.

If the parties are unable to agree to the Performance Targets for any calendar year commencing with the 2009 calendar year, prior to the commencement of each such calendar year, then the Performance Targets for such year shall be as follows:

(i)            the Minimum Distribution Levels that shall be required to be achieved and maintained on average during the year for the Monster Energy brand shall be not less than the national average distribution levels of the leading energy brand within the Territory measured at the commencement of each applicable year, which shall be primarily determined with reference to the Nielsen reports (Scantrack) or IRI (Infoscan) or equivalent reports (the “Reports”).  If the Monster Energy brand is, during such year, the leading energy brand within the Territory, then such Minimum Distribution Levels shall at a minimum be not less than the national average distribution levels of the second leading energy brand within the Territory measured at the commencement of each applicable year;

(ii)  the Minimum Distribution Levels that shall be required to be achieved and maintained for Products other than Monster Energy brand, shall be commercially reasonable levels from time to time in light of the distribution levels and velocities of comparable products in the Territory and the distribution levels and velocities achieved by Distributor and/or its sub-distributors with regard to Distributor’s other energy brands at the time;

(iii)  a commercially reasonable representation of all SKU’s of Products shall be required to be in distribution throughout the year in reasonable positioning on shelves, which shall take into account retailer willingness to sell all of the SKU’s of Products, shelf space limitations and other commercially reasonable factors that may be applicable in the market; and

e.             The Minimum Distribution Levels for the Products that shall be required to be achieved and maintained by Distributor for the Products shall be reduced to the extent only that actual distribution levels are eroded as a direct result of (A) HBC’s failure to deliver Products in accordance with this Agreement or (B) HBC’s failure to obtain the listing of a Product SKU in a retail chain for which HBC and Distributor have agreed in writing that HBC is to be solely responsible, or (C) HBC’s failure to contribute its agreed share of the parties funding obligation as set forth in Exhibit G.

f.              The parties agree to periodically meet in order to discuss performance of the lowest selling SKU/s of Products and to delete from distribution in the Territory any SKU/s the parties mutually agree in writing, provided that HBC will not unreasonably withhold its approval to the deletion of any applicable SKU/s.  HBC may withhold its approval to deletion of any SKU/s if any applicable SKU/s has/have sufficient sales velocity or is/are capable of delivering sufficient sales velocity in any one or more of Distributor’s Accounts or any one or more regions, as the case may be, to make such SKU/s economically viable to continue in distribution in such one or more of Distributor’s Accounts or in any one or more regions, as the case may be.  Notwithstanding the foregoing, unless mutually agreed in writing, in no event shall more than  *** percent  *** of the total number of SKU’s be deleted from distribution in any rolling  *** period.

g.             Promotional activities shall be regulated as follows:

(i)  The estimated costs of promotional activities shall be allocated equally between HBC and Distributor thirty (30) days prior to the commencement of a calendar year on a cost per-case basis of Products.

(ii)  The promotional activities costs are to be shared between Distributor and HBC as set forth in Exhibit G.  The parties agree that the costs for the Promotional Activities shall be reconciled each quarter and that the estimate for the costs of Promotional Activities in the subsequent quarter may be adjusted provided there is mutual agreement.

(iii)  HBC and Distributor shall periodically meet and may mutually agree to further programs and campaigns not included in the Promotional Activities.

(iv)  Distributor shall continue its business in the ordinary course including the provision, utilization, and maintenance of coolers, other refrigeration equipment and vending machines.  Distributor shall be responsible for creating marketing materials for submission to HBC for its final written approval.  Distributor shall not use marketing materials unless approved by HBC in writing; provided that if HBC does not notify Distributor that it objects to any suggested marketing materials within fifteen (15) days after receipt of such materials from Distributor, HBC shall be deemed to have approved such suggested marketing materials.

14.           National Accounts.

a.            Distributor and its sub-distributors shall have the primary relationship with retail and other customers throughout the Territory and shall be responsible for negotiating the terms of sale of the Products within the Territory; provided that without detracting therefrom HBC shall retain the right to provide input to Distributor and its sub-distributors respecting sales strategy and other matters as well as to provide sales, promotional and merchandising support and programs to retail and other customers as well as the right to meet directly with and make sales presentations to retail and other customers within the Territory as may be appropriate from time to time; and provided further that HBC will advise Distributor of such

*** Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

meetings beforehand to the extent practicable and Distributor shall be entitled to accompany HBC to the meetings.  Additionally, HBC may accompany, assist and support Distributor and/or its sub-distributors from time to time on sales calls to retail and other customers.

b.           “National Account” shall mean a customer that sells at retail in more than fifty (50) stores and in multiple states of the United States and in extensive areas of the Territory including, but not limited to, customers such as Wal-Mart, Safeway and Costco, and has the ability to make a central decision for the sales of a Product in the United States and the Territory. The provisions of this Agreement shall not in any way whatsoever detract from or interfere with or constitute any limitation on any of HBC’s rights to deal directly with any National Account with regard to the sale by HBC and/or any distributor and/or any other third party of Products to any National Account in the United States or any other country in the world outside of the Territory.  If HBC deems it desirable for Products to be sold to any National Account pursuant to an indivisible arrangement that encompasses all outlets of the National Account including those within the Territory, on a uniform basis, HBC shall be entitled in its discretion to make arrangements directly with such National Account including the terms of sale of Products to the National Account and the prices therefor, which shall take into account the prices and funding then being offered by Distributor and its sub-distributors to such National Account and similar categories of customers, in the Territory.  HBC shall use commercially reasonable efforts to arrange for all outlets of any such National Account within the Territory to be serviced by Distributor and/or its sub-distributors and for delivery of the Products and other arrangements with regard thereto, to be made directly by Distributor and its sub-distributors or their warehouse system.  Notwithstanding the foregoing, should the National Account concerned not agree to their outlets within the Territory being serviced by Distributor or should Distributor elect not to service such outlets, HBC shall be entitled to service the outlets directly.  In the event HBC services the outlets directly, HBC shall pay to Distributor during the remaining term of this Agreement, an amount equal to  *** percent  *** of the Distributor’s average gross profit per case per Product line, calculated in accordance with the provisions of Section 12.a.(i)(A) above, for each case of Products sold by HBC to the outlets within a reasonable time after receipt by HBC of all information necessary for the computation of the amount due under this Section 14, but in no event more frequently than twice per calendar year.  For the purposes of this Agreement, the number of cases of Products sold by HBC to the outlets during any period shall be determined by multiplying the total number of cases of Products sold by HBC directly to such National Account or regional division of such National Account, as the case may be, during the period concerned, by a fraction, the numerator of which shall be the number of outlets within the Territory and the denominator of which shall be the total number of outlets that the National Account has within the United States or within the regional division of such customer (including the outlets in the Territory), as the case may be.  Distributor shall not be liable to pay the CCL Facilitation Fee on HBC’s direct sales to National Accounts.

15.           Exclusion of Damages.

a.             EXCEPT FOR DAMAGES DIRECTLY RESULTING FROM INDEMNITY OBLIGATIONS PROVIDED IN SECTION 19, WITHOUT IN ANY WAY DETRACTING FROM OR LIMITING THE PROVISIONS OF SECTIONS 12.d. or 12.e.(iii) ABOVE AND, IN ADDITION THERETO, NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, LOSS OF GOODWILL, BUSINESS INTERRUPTION, LOSS OF BUSINESS OPPORTUNITY, OR ANY OTHER PECUNIARY LOSS) SUFFERED BY THE OTHER RELATED TO OR ARISING OUT OF THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND/OR THE USE OF OR INABILITY TO USE OR SELL THE PRODUCTS, AND/OR FROM ANY OTHER CAUSE WHATSOEVER, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

b.             EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY OR WARRANTIES, DISCLAIMER, OR

*** Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXCLUSION OF DAMAGES, IS EXPRESSLY INTENDED TO BE SEVERABLE AND INDEPENDENT FROM ANY OTHER PROVISION, SINCE THOSE PROVISIONS REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES, AND SHALL BE SEPARATELY ENFORCED.

16.           Distributor’s Representations and Warranties.  Distributor represents and warrants to HBC that (a) it has the right and lawful authority to enter into this Agreement, and (b) the execution, delivery and performance of this Agreement will not cause or require Distributor to breach any obligation to, or agreement or confidence with, any other person or entity.

17.           HBC’s Representations and Warranties.

a.             HBC represents and warrants to Distributor that (i) it has the right and lawful authority to enter into this Agreement, and (ii) the execution, delivery and performance of this Agreement will not cause or require HBC to breach any obligation to, or agreement or confidence with, any other person or entity.

b.             HBC warrants that all Products, all food additives in the Products, or all substances for use in, with, or for the Products, comprising each shipment or other delivery hereby made by HBC to, or on the order of, Distributor are hereby guaranteed as of the date of such shipment to be, on such date, not adulterated or mislabeled in accordance with the Canadian Food and Drugs Act and the Natural Health Products Regulations promulgated thereunder.

c.             HBC warrants that all Products shall be merchantable.

d.             Distributor’s sole and exclusive remedy for HBC’s breach of HBC’s representations in Sections 17.b. and 17.c. above shall be as provided for in Section 19.b. below.

18.           Limitation of Warranty. HBC MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED (INCLUDING THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) EXCEPT THOSE SET FORTH IN SECTION 17 ABOVE.

19.           Indemnification.

a.             Distributor shall indemnify, defend, and hold harmless HBC and its officers, directors, agents, employees, shareholders, legal representatives, successors and assigns, and each of them, from loss, liability, costs, damages, or expenses from any and all claims, actions and suits, instituted by any third party, whether groundless or otherwise, and from and against any and all third party claims, liabilities, judgments, losses, damages, costs, charges, attorney’s fees, and other expenses of every nature and character arising from (i) the breach of Distributor’s express representations and warranties under this Agreement by Distributor or its agents, employees, subcontractors, sub-distributors or others acting on its behalf, provided that HBC gives Distributor written notice of any indemnifiable claim and HBC does not settle any claim without Distributor’s prior written consent, or (ii) as set forth on attached Exhibit H which is incorporated in this Section 19 by this reference.

b.             HBC shall indemnify, defend, and hold harmless Distributor and its officers, directors, agents, employees, shareholders, legal representatives, successors, assigns, and customers, and each of them, from loss, liability, costs, damages, or expenses from any and all claims, actions and suits instituted by any third party, whether groundless or otherwise, and from and against any and all such third party claims, liabilities, judgments, losses, damages, costs, charges, attorney’s fees, and other expenses of every nature and character and all Distributor’s direct documented costs to store, transport, test and destroy all unsellable Products and advertising materials arising from (i) the breach of HBC’s express representations and warranties under this Agreement or those of its agents, employees, subcontractors or others acting on its behalf, (ii) any impurity, adulteration, deterioration in or misbranding of any Products sold to Distributor by HBC, (iii) any prior distributor of Products in the Territory, (iv) any HBC marketing, advertising, promotion, labeling, Global Branding and Marketing, and the Trademarks, Copyrights, Patents, Know-How or other intellectual property relating to the Products, or (v) the fact that the Products (A) are not safe for the purposes for which goods of that kind are normally used, (B)  do not comply with applicable health, safety, and environmental standards imposed in the Territory, or (C) do not comply with the Safety Orders of the State of California Division of Industrial Safety and Proposition 65; provided that Distributor gives HBC written notice of any indemnifiable claim and Distributor does not settle any claim without HBC’s prior written consent.

c.             If any action or proceeding is brought against Distributor, HBC or any other indemnified party under Section 19.a. or 19.b. (the “Indemnified Party”), the Indemnified Party shall promptly notify the party required to provide indemnification (the “Indemnifying Party”) in writing to that effect.  If the Indemnified Party fails to promptly notify the Indemnifying Party, the Indemnified Party shall be deemed to have waived any right of indemnification with respect to such claim to the extent (but only to the extent) any delay in such notice prejudice’s the Indemnifying Party’s ability to defend such action, suit or proceeding.  The Indemnifying Party shall have the right to defend such action or proceeding at the Indemnifying Party’s sole cost by counsel satisfactory to Indemnifying Party.  If the Indemnifying Party fails to promptly defend or otherwise settle or finally resolve such action, suit or proceeding, Indemnified Party may defend such action, suit or proceeding using counsel selected by Indemnified Party, and the Indemnifying Party shall reimburse Indemnified Party for any resulting loss, damages, costs, charges, attorney’s fees, and other expenses and the related costs of defending such action, suit or proceeding.

d.             The parties agree that the provisions contained in this Section shall survive the termination or expiration of this Agreement.

20.           Insurance.  During the term of this Agreement and for a period of two (2) years thereafter, HBC and Distributor agree to maintain policies of insurance of the nature and amounts specified below, which shall provide the other party as an additional insured (providing for a waiver of subrogation rights and endeavoring to provide for not less than thirty (30) days written notice of any modification or termination of coverage), and each party shall provide to the other party with a certificate of insurance evidencing such insurance, in a form satisfactory to such party:

•                                          Commercial General Liability, including contractual liability coverage, with limits of at least $1,000,000 per occurrence; Bodily Injury and Property Damage / $1,000,000; Personal and Advertising Injury / $1,000,000; Products/Completed Operations / $2,000,000 General Aggregate.

•                                          Excess or Umbrella Liability with a limit of not less than $5,000,000 per occurrence over the insurance coverage described above.

•                                          Other statutory insurance required by the applicable laws of the Territory.

For any claims under this Agreement, the applicable party’s insurance shall be deemed to be primary and not contributing to or in excess of any similar coverage purchased by the other party.  All deductibles payable under an applicable policy shall be paid by the party responsible for purchasing such policy.   All such

insurance shall be written by companies authorized to do business in the state or states where the work is to be performed and having at least the ratings of the respective parties current insurers, unless not obtainable at commercially reasonable rates in light of previous premiums.

21.           Competing Products.  The provisions of Section 21 are set forth in attached Exhibit I  and are incorporated in this Section 21 by this reference.

22.           Amendment.  Except to the extent otherwise expressly permitted by this Agreement, no amendment of, or addition to, this Agreement shall be effective unless reduced to a writing executed by the duly authorized representatives of all parties.

23.           Assignment.  No party may assign its rights or delegate its obligations hereunder without the prior written consent of the others.  Any purported assignment or delegation, in the absence of written consent, shall be void.

24.           No Agency.  The relationship of each of the parties to this Agreement to the others is that of a vendor to its vendee and nothing herein contained shall be construed as constituting either party the employee, agent, independent contractor, partner or co-venturer of the other party.  Neither party shall have any authority to create or assume any obligation binding on the other party.

25.           Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California (without reference to its law of conflict of laws) and the provisions of the United Nations Convention On Contracts For The International Sale Of Goods will expressly be excluded and not apply.  The place of the making and execution of this Agreement is California, United States of America.  Distributor hereby waives any rights that it may otherwise have to assert any rights or defenses under the laws of the Territory or to require that litigation brought by or against it in connection with this Agreement be conducted in the courts or other forums of the Territory.

26.           Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement or the breach or termination hereof shall be settled by binding arbitration conducted by JAMS/Endispute (“JAMS”) in accordance with JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”).  The arbitration shall be heard by one arbitrator to be selected in accordance with the Rules, in Orange County, California.  Judgment upon any award rendered may be entered in any court having jurisdiction thereof.  Within seven (7) calendar days after appointment the arbitrator shall set the hearing date, which shall be within ninety (90) days after the filing date of the demand for arbitration unless a later date is required for good cause shown and shall order a mutual exchange of what he/she determines to be relevant documents and the dates thereafter for the taking of up to a maximum of five (5) depositions by each party to last no more than five (5) days in aggregate for each party.  Both parties waive the right, if any, to obtain any award for exemplary or punitive damages or any other amount for the purpose or imposing a penalty from the other in any arbitration or judicial proceeding or other adjudication arising out of or with respect to this Agreement, or any breach hereof, including any claim that said Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void.  In addition to all other relief, the arbitrator shall have the power to award reasonable attorneys’ fees and costs to the prevailing party.  The arbitrator shall make his or her award no later than seven (7) calendar days after the close of evidence or the submission of final briefs, whichever occurs later.  The decision of the arbitrator shall be final and conclusive upon all parties. Notwithstanding anything to the contrary, if either party desires to seek injunctive or other equitable relief that does not involve the payment of money, then those claims shall be brought in a state or federal court located in Orange County, California, and the parties hereby irrevocably and unconditionally consent to personal jurisdiction of such courts and venue in Orange County, California in any such action for injunctive relief or equitable relief.

27.           Force Majeure.

a.            Neither party shall be liable for any delays in delivery or failure to perform or other loss due directly or indirectly to unforeseen circumstances or causes beyond such party’s reasonable control (each, individually, a “Force Majeure Event”) including, without limitation: (a) acts of God, act (including failure to act) of any governmental authority (de jure or de facto), wars (declared or undeclared), governmental priorities, port congestion, riots, revolutions, strikes or other labor disputes, fires, floods, sabotage, nuclear incidents, earthquakes, storms, epidemics; or (b) inability to timely obtain either necessary and proper labor, materials, ingredients, components, facilities, production facilities, energy, fuel, transportation, governmental authorizations or instructions, material or information. The foregoing shall apply even though any Force Majeure Event occurs after such party’s performance of its obligations is delayed for other causes but only during the period of the applicable Force Majeure Event.

b.             The party affected by a Force Majeure Event shall give written notice to the other party of the Force Majeure Event within a reasonable time after the occurrence thereof, stating therein the nature of the suspension of performance and reasons therefore.  Such party shall use its commercially reasonable efforts to resume performance as soon as reasonably possible.  Upon restoration of the affected party’s ability to perform its obligations hereunder, the affected party shall give written notice to the other party within a reasonable time.

28.           Merger.  Except for any letter agreement/s executed by the parties concurrently herewith, this Agreement and the attached Exhibits contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties’ agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede the execution of this Agreement.

29.           Waivers.  No waiver of any provision hereof or of any terms or conditions will be effective unless in writing and signed by the party against which enforcement of the waiver is sought.

30.           Product Recall.  If any governmental agency or authority issues a recall or takes similar action in connection with the Products, or if HBC determines that an event, incident or circumstance has occurred which may require a recall or market withdrawal, HBC shall advise Distributor of the circumstances by telephone or facsimile.  HBC shall have the right to control the arrangement of any Product recall, and Distributor shall cooperate in the event of a Product recall with respect the reshipment, storage or disposal of recalled Products, the preparation and maintenance of relevant records and reports, and notification to any recipients or end users.  HBC shall pay all reasonable expenses incurred by Distributor of such a recall, including the costs of destroying Products.  Distributor, shall promptly refer to HBC for exclusive response to all customer or consumer complaints involving the health, safety, quality, composition or packaging of the Products, or which in any way could be detrimental to the image or reputation of HBC or the Products, and shall notify HBC of any governmental, customer or consumer inquiries regarding the Products about which Distributor becomes aware.   Distributor may consult with HBC regarding issues which Distributor believes may require a product recall; provided, that the final decision as to whether to implement a recall shall be made by HBC or a government agency or authority and not by Distributor.

31.           Interpretation.  In the event of any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  No provision of this Agreement shall be construed against any party on the grounds that such party or its counsel drafted that provision.

32.           Severability.  Each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.  If any provision of this Agreement or the application of the provision to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of the provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected by such invalidity or unenforceability, unless the provision or its application is essential to this Agreement.  The parties shall replace any invalid and/or unenforceable provision with a valid and enforceable provision that most closely meets the aims and objectives of the invalid and/or unenforceable provision.

33.           Distributor Suppliers Guiding Principles.

HBC has been informed by Distributor that the following are Distributor Suppliers Guiding Principles (the “Guiding Principles”).  Notwithstanding anything set forth below, compliance with the Guiding Principles shall not constitute an obligation of HBC under this Agreement.  The Guiding Principles shall constitute unenforceable goals only of the parties and neither party shall be entitled to make any claim for breach against the other or enforce any remedy under this Agreement or terminate this Agreement as the result of non-compliance with, or a violation of, any Guiding Principle(s).  The preceding sentence shall not detract from the parties respective rights and obligations under Section 19 above.

•              Laws and Regulations – Each party will use commercially reasonable good faith efforts to comply with all applicable local and national laws, rules, regulations and requirements in the manufacturing and distribution of Products.

•              Child Labor - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national child labor laws.

•              Forced Labor - Each party will use commercially reasonable good faith efforts to not use forced, bonded, prison, military or compulsory labor.

•              Abuse of Labor - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national laws on abuse of employees and will not physically abuse employees.

•              Freedom of Association and Collective Bargaining - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national laws on freedom of association and collective bargaining.

•              Discrimination - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national discrimination laws.

•              Wages and Benefits - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national wages and benefits laws.

•              Work Hours and Overtime - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national work hours and overtime laws.

•              Health and Safety - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national health and safety laws.

•              Environment - Each party will use commercially reasonable good faith efforts to comply with all applicable local and national environmental laws.

34.           Publicity.  HBC and Distributor each agree that the initial public, written announcements regarding the execution of this Agreement and the subject matter addressed herein shall be coordinated between the parties prior to release.  Thereafter, each party agrees to use commercially reasonable efforts to consult with the other party regarding any public, written announcement which a party reasonably anticipates would be materially prejudicial to the other party.  Nothing provided herein, however, will prevent either party from (a) making and continuing to make any statements or other disclosures it deems required, prudent or desirable under applicable Federal or State Security Laws (including without limitation the rules, regulations and directives of the Securities and Exchange Commission) and/or such party’s customary business practices, or (b) engaging in oral discussions or oral or written presentations with actual or prospective investors or analysts regarding the subject matter of this Agreement, provided no confidential information is disclosed.  If a party breaches this Section 34 it shall have a seven (7) day period in which to cure its breach after written notice from the other party.  A breach of this Section 34 shall not entitle a party to damages or to terminate this Agreement.

35.           Ethical Standards.

a.  Distributor and each of its sub-distributors will comply with the United States Foreign Corrupt Practice Act and without derogating from the generality of the foregoing, will not have its directors, officers or employees, directly or indirectly, offer, promise or pay any bribes or other improper payments for the purposes of promoting and/or selling Products to any individual, corporation, government official or agency or other entity.  No gift, benefit or contribution in any way related to HBC or the promotion and/or sale of Products will be made to political or public officials or candidates for public office or to political organizations, regardless of whether such contributions are permitted by local laws.

b.  HBC will comply with the United States Foreign Corrupt Practice Act and without derogating from the generality of the foregoing, will not have its directors, officers or employees, directly or indirectly, offer, promise or pay any bribes or other improper payments for the purposes of promoting and/or selling Products to any individual, corporation, government official or agency or other entity.  No gift, benefit or contribution in any way related to Distributor or the promotion and/or sale of Products will be made to political or public officials or candidates for public office or to political organizations, regardless of whether such contributions are permitted by local laws.

c.  CCL will comply with the United States Foreign Corrupt Practice Act and without derogating from the generality of the foregoing, will not have its directors, officers or employees, directly or indirectly, offer, promise or pay any bribes or other improper payments for the purposes of promoting the Products to any individual, corporation, government official or agency or other entity.  No gift, benefit or contribution in any way related to HBC or the promotion and/or sale of Products will be made to political or public officials or candidates for public office or to political organizations, regardless of whether such contributions are permitted by local laws.

36.           Controlling Language.  This Agreement is in the English language only, which will be controlling in all respects.  No translation, if any, of this Agreement into any other language will be of any force or effect in the interpretation of this Agreement or in a determination of the intent of either party hereto.

37.           Further Assurances.  Each party to this Agreement will execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

38.           Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person or entity, other than the parties to this Agreement and their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement.

39.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

40.           Notices.  All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at the following respective address:

If to HBC:

Hansen Beverage Company

550 Monica Circle, Suite 201

Corona, California 92880

Attention: Chief Executive Officer

Telecopy:  (951) 739-6210

                with a copy to:

Solomon Ward Seidenwurm & Smith LLP

401 B Street, Suite 1200

San Diego, California  92101

Attention:  Norman L. Smith, Esq.

Telecopy:  (619) 231-4755

If to Distributor:

Coca-Cola Enterprises Inc.

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

Attention:  Chief Financial Officer

Telecopy:  (770) 989-3784

                with a copy to:

Coca-Cola Enterprises Inc.

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

Attention: General Counsel

Telecopy:  (770) 989-3784

If to CCL:

Coca-Cola Ltd.

42 Overlea Blvd.

Toronto, Ontario M4H 1B8

CANADA

Attention:  Vice President, Finance

Telecopy:  (416) 756-8153

                with a copy to:

Coca-Cola Ltd.

42 Overlea Blvd.

Toronto, Ontario M4H 1B8

CANADA

Attention:  Division Counsel

Telecopy:  (416) 467-2212

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Section, then it shall be deemed given, delivered and received three (3) days after the date such notice or other communication is deposited with the U.S. Postal Service in accordance with this Section.  Any party to this Agreement may give a notice of a change of its address to the other party to this Agreement.

41.           Confidentiality.  During the Term each party shall maintain in strict confidence all commercial information disclosed by the other party (which obligation shall expressly survive termination of this Agreement for any reason); provided however that such commercial information shall not include any information which (a) is in the public domain except through any intentional or negligent act or omission of the non-disclosing party (or any agent, employee, shareholder, director, officer, or independent contractor of or retained by such other party or any of its affiliates, (b) can be shown by clear and convincing tangible evidence to have been in the possession of the non-disclosing party prior to disclosure by the disclosing party, (c) is legally and properly provided to the non-disclosing party without restriction by an independent third party that is under no obligation of confidentiality to the disclosing party and that did not obtain such information in any illegal or improper manner or otherwise in violation of any agreement with the disclosing party, (d) is disclosed without any restrictions of any kind by the disclosing party to third parties on a regular basis without any measures being taken, whether explicitly or implicitly, by the disclosing party to protect the confidentiality of such information, or (e) is independently generated by any employee or independent contractor of or retained by the non-disclosing party, and such employee or independent contractor has no knowledge of any of such commercial information.

(Signature page/s follows.)

                IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

HANSEN BEVERAGE COMPANY		COCA-COLA BOTTLING COMPANY

By:	/s/ Rodney Sacks	By:	/s/ William B. Douglass III
Name:	Rodney Sacks	Name:	William B. Douglass III
Its:	Chairman	Its:	Executive Vice President

Acknowledged and agreed as to the rights and obligations of and COCA-COLA LTD, a corporation organized and existing under the laws of Canada, with principal offices at 3389 Steeles Avenue East, Suite 500, Toronto, Ontario, M2H 3S8 – Canada set forth in Sections 1.c, 2.g, 6.b, 22, 23, 24, 35.c, 40 and 41.

COCA-COLA LTD

By:	/s/ Silvi [Illegible]
Name:	Silvi [Illegible]
Its:	V.P. Secretary & Division Counsel

EXHIBIT A
Monster Energy Canadian Distribution Agreement

INITIAL PRODUCT LIST

Category (All SKU’s)

MONSTER	X

MONSTER ASSAULT	X

MONSTER KHAOS	X

MONSTER REDUCED CARB	X

MONSTER M80	X

MONSTER MIXXD (2009)	X

ALL JAVA MONSTER SKU’s - Mean Bean, Loca Moca, Russian, LO-BALL (2009)	X

MONSTER HITMAN ENERGY SHOOTER (2009)	X

LOST ENERGY 16 OZ. SKU’s - Regular and Five-O	X

HANSEN ENERGY PRO	X

EXHIBIT B
Monster Energy Canadian Distribution Agreement

THE TERRITORY

ALL OF CANADA

In the event of a dispute with respect to territorial boundaries between two adjacent distributors, Hansen Beverage Company shall have the right to decide such dispute in its sole discretion, and any such decision shall be final and binding upon the parties.

EXHIBIT C

Monster Energy Canadian Distribution Agreement

THE ACCOUNTS

Account Type	The Distributor’s Accounts Exclusive ***, ****	The Distributor’s Accounts Non-Exclusive ***, ****	Accounts Reserved for HBC ***, ****
Convenience Stores
Chain Convenience Stores
Deli’s
Independent Grocery
Chain Grocery
Mass Merchandisers
Drug Stores
Schools
Hospitals
Health Food Stores
U.S. Military –ONLY AAFES, NEXCOM, MCX, and USCG for Exchanges / Shopettes / Convenience Stores / Class 6 Stores / vending for the Continental United States (“CONUS”)
U.S. Military –ONLY AAFES, NEXCOM, MCX, and USCG for Exchanges / Shopettes / Convenience Stores / Class 6 Stores / vending for Outside the Continental United States (“OCONUS”)
U.S. Military - Morale, Welfare & Recreation (i.e. including but not limited to bowling alleys, golf courses, officers clubs, etc.) for both CONUS & OCONUS
U.S. Military – all others including, but not limited to, DeCA, Ships-A-Float, Troop Feeding for both CONUS & OCONUS
Canadian Military
Marine Foods Service (e.g. cruise ships, service ships, and oil rigs)

***    Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

****  Delineations of exclusivity for accounts have been redacted.

Account Type	The Distributor’s Accounts Exclusive ***, ****	The Distributor’s Accounts Non-Exclusive ***, ****	Accounts Reserved for HBC ***, ****
Alcoholic Lic. On-Premise*
Trader Joe’s
General Sports Retailers (i.e. including but not limited to extreme sports retailers, motorcycle dealers and resellers, and all similar retailers and distributors servicing such sports retailers)
Club Stores
Vending
All other accounts not falling within the descriptions listed above

*   Alcoholic Licensed On-Premise Accounts means accounts licensed by applicable governmental authority to sell alcoholic beverages for on-premise consumption.

HBC Initials:
Distributor Initials:

*** Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

**** Delineations of exclusivity for accounts have been redacted.

EXHIBIT D
Monster Energy Canadian Distribution Agreement

THE TRADEMARKS

HANSEN’S

HANSEN’S NATURAL

MONSTER ENERGY

MONSTER

 MONSTER

 MONSTER ENERGY

MONSTER ASSAULT

MONSTER KHAOS

MONSTER REDUCED CARB

UNLEASH THE BEAST

MONSTER M80

MONSTER MIXXD

JAVA MONSTER - Mean Bean, Loca Moca, Russian, and Lo-Ball

MONSTER HITMAN ENERGY SHOOTER

LOST ENERGY – Regular and Five-0

EXHIBIT E
Monster Energy Canadian Distribution Agreement

(Section 2.d)

ESTIMATED BUY-OUT CONTRIBUTION

The pre-agreed rate shall be  ***.

***   Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT F
Monster Energy Canadian Distribution Agreement

(Section 6.b.)

CCL FACILITATION FEE

The CCL Facilitation Fee payable by Distributor to CCL shall be  equal to  *** per case of 24 units and  *** per case of 12 units of Products sold by HBC to the Distributor, but excluding any free or bonus unit or units used for sampling.  Any other case configuration to be mutually agreed between CCE and CCL.

***   Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT G
Monster Energy Canadian Distribution Agreement

PROMOTIONAL ACTIVITIES COSTS

Discount and allowances, price promotions and other customer discount activities (“D&A”):

Distributor shall contribute an amount equal to HBC’s contribution for D&A up to a total of  *** per 24-unit 16 oz. case, (reduced or increased on a pro rata basis for cases containing less than 24 units or a larger number of units) sold at a discounted price by Distributor to Distributor’s Accounts.  Thus, Distributor’s contribution shall be no more than  *** per 24-unit 16 oz. case of Products (reduced or increased on a pro rata basis for cases containing less than 24 units or a larger number of units) sold at a discounted price on the above programs.  If additional D&A is necessary to achieve a promotional price to be offered to a customer as agreed by HBC and Distributor, then HBC shall contribute any amount required above  ***.  The frequency of customer promotional discount programs requiring D&A shall be agreed in the Annual Business Plan.  D&A may be paid by either HBC or Distributor to the customer and reconciled periodically.

Trade Marketing Programs including shelf buys, CMA’s, free cases, coupons, corporate/retailer rebates, sales force incentives, POS, samples, meeting competition price offers (“TMP”).

Distributor shall contribute an amount equal to  *** on all TMP programs.  All TMP programs shall be agreed upon and form part of the Annual Business Plans and shall include such additional TMP programs as may be mutually agreed upon from time to time by the parties. In exceptional cases, such as Trophy or Prestige accounts, either party may voluntarily agree to contribute more than its  *** share to cover any specific TMP programs.  TMP may be paid by either HBC or Distributor to the customer and reconciled periodically.

Equipment.

HBC shall permit Distributor to manage all equipment that HBC owns and of which HBC is able to obtain possession in the Territory as of the Effective Date.  Distributor shall not be required to repair or service such HBC equipment owned by HBC as of the Effective Date.  Distributor shall use commercially reasonable efforts to place Products in all Distributor’s equipment where appropriate and desired by the Distributor’s Account.  Distributor shall reimburse HBC for  *** of the cost of equipment that Distributor and HBC agree that HBC purchase for the Territory in the future and which shall be managed by Distributor.

Miscellaneous.

If HBC calls on or assists Distributor in calling on Distributor’s Accounts, to the extent that HBC makes a commitment for funds or support in excess of what is provided above or was agreed to by Distributor and HBC, any such excess shall be borne by  ***.

The parties’ respective rights and obligations under this Exhibit G shall be revised and amended from time to time to reflect then-prevailing conditions by written agreement of the parties to be arrived at after good faith discussions and negotiation.  If the parties are unable to agree upon an amendment requested by either party, such disagreement shall be referred to arbitration in accordance with Section 26 of the Agreement.

All amounts provided above shall be adjusted from time to time to account for changes in selling prices or other adjustments that may occur from time to time to conform to prevailing beverage industry practices relating to the Energy Drink category.  The amounts of such adjustments shall be mutually agreed in writing by the parties from time to time.

***   Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT H
Monster Energy Canadian Distribution Agreement

INDEMNIFICATION

Distributor shall indemnify, defend, and hold harmless HBC and its officers, directors, agents, employees, shareholders, legal representatives, successors and assigns, and each of them, from loss, liability, costs, damages, or expenses from any and all claims, actions and suits, instituted by any third party  ***, whether groundless or otherwise, and from and against any and all third party claims  ***, liabilities, judgments, losses, damages, costs, charges, attorney’s fees, and other expenses of every nature and character arising from Distributor’s  *** and/or its affiliates or any change in, or termination of, ***, unless solely attributable to HBC’s alleged wrongful conduct which is unrelated to this Agreement or any other agreement between the parties entered into concurrently herewith, provided that HBC gives Distributor written notice of any indemnifiable claim and HBC does not settle any claim without Distributor’s prior written consent.

***   Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT I
Monster Energy Canadian Distribution Agreement

COMPETING PRODUCTS

Distributor shall not market, sell or distribute in the Territory Energy Drink/s (the “Competing Products”), or product/s likely to be confused with, any of the Products, except that Distributor may market, sell and distribute in the Territory Competing Products that  ***

***   Portions hereof have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.